CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A our report dated October 24, 2014, relating to the financial statement of Angel Oak Funds Trust comprising Angel Oak Flexible Income Fund, as of October 17, 2014, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
October 24, 2014